EXHIBIT 99.1


                                                    NEWS RELEASE


CONTACTS:         CESAR GARCIA, PRESIDENT
                  AND CHIEF EXECUTIVE OFFICER
                  818-709-1244 X 7123

                  OR

                  RON STABINER, THE WALL STREET GROUP, INC.
                  212-888-4848

FOR IMMEDIATE RELEASE:

                IRIS APPOINTS PETER L. DONATO AS CORPORATE VP AND
                             CHIEF FINANCIAL OFFICER


CHATSWORTH, CALIF., AUG. 6, 2007 - IRIS INTERNATIONAL, INC. (NASDAQ: IRIS) today announced the appointment of Peter L. Donato as Corporate Vice President and Chief Financial Officer, effective August 10, 2007. Mr. Donato will replace Veronica Tarrant, who has served as Interim CFO and who will resume her former duties as VP of Finance and Corporate Controller.

A certified public accountant, Mr. Donato, is an accomplished financial executive with more than 13 years of experience in several business sectors, including medical devices, biochemistry and automotive.

"Peter Donato was appointed CFO on the basis of his broad expertise in financial and strategic planning, with excellent skills in budget development and management," stated President and Chief Executive Officer Cesar Garcia. "Mr. Donato has a proven track record of implementing cost controls, including the installation of sophisticated accounting software, and assisting in the raising of capital in North America, Europe, Asia and Australia. He has negotiated marketing, distribution and development agreements with a number of entities, as well as devising and executing agreements for acquiring and spinning off companies."

Prior to his appointment at IRIS, Mr. Donato was Chief Financial Officer for Gamma Medica-Ideas, an international, privately-held medical imaging equipment manufacturer. Before that, from 2003 to 2006 he served as a divisional chief financial officer and vice president of Accellent Cardiology, of Arvada, Colo., and Brooklyn Park, Minn., a privately held, $500 million medical device manufacturer.

Mr. Donato also served as Divisional Controller for the Scotts-Miracle Gro Company (NYSE: SMG), managing an accounting and finance team in a division that generated $750 million in revenues. He also served as CFO/Treasurer of Honda-Express, the logistics division for Honda North America generating $125 million in revenues. Before that, Mr. Donato spent six years at General Motors Corporation (NYSE: GM), rising through a series of increasingly responsible corporate finance positions, culminating in his appointment as Associate Finance Manager for GM's North American Car Group. He began his career in 1992 as a staff auditor at Ernst & Young in Cleveland, Ohio.


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Mr.  Donato,  37, who  resides in Santa  Monica,  Calif.,  earned a bachelor  in business administration, accounting concentration, from Ohio State University and a master's in business administration from the University of Akron, Ohio. He has been a certified public accountant since 1993.

THE COMPANY

IRIS International, Inc. (www.proiris.com), based in Chatsworth, Calif., is a leading developer, manufacturer, and marketer of medical devices, diagnostic systems and consumables. The Iris Diagnostics Division (www.irisdiagnostics.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary) (www.statspin.com), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products. The Iris Molecular Diagnostics (IMD) Subsidiary, based in San Diego, Calif., develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets.

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